Exhibit 99.1

                    STOCK PURCHASE AND SUBSCRIPTION AGREEMENT

Dan L. Jonson
President
Solution Technology International, Inc.
Garrett Information Enterprise Center
685 Mosser Road, Suite 11
McHenry, Maryland 21541

Dear Mr. Jonson:

      1. Access to Information Regarding Solution Technology International, Inc. Subscriber hereby acknowledge access to the publicly available information with the U.S. Securities and Exchange Commission regarding Solution Technology International, Inc. (the "Company") in connection with the offer of the Company's common stock, par value $.01 per share (the "Common Stock").

      2. Subscription and Payment. Upon the terms of this Stock Purchase and Subscription Agreement (the "Subscription Agreement"), Subscriber hereby subscribes for and agrees to purchase 15,000,000 shares of the Company's Common Stock at a per share price of $0.01. Subscriber has enclosed with this Subscription Agreement payment in full in the amount of $150,000 for the Common Stock in the form of a check, or evidence of a completed wire transfer to the Company's bank account. The Company also agrees to issue a warrant to Subscriber for 25,000,000 shares of its common stock at an exercise price of $.01 per share that is exercisable for a period of two years from July 16, 2007.

      3. Irrevocable: Acceptance or Rejection of Subscription. This subscription is irrevocable and may not be withdrawn. The subscription may be accepted or rejected for any reason, in the Company's sole discretion. Subscriber will be notified within five days whether its subscription is accepted or rejected, or if further information is needed. If its subscription is rejected, this Subscription Agreement and the enclosed check or wired funds will be returned promptly to it, without interest or deductions, and neither Subscriber nor the Company will have any obligations under this Subscription Agreement. If Subscriber's subscription is accepted, this Subscription Agreement will become a binding contract between Subscriber and the Company, and the Company will issue to Subscriber a certificate evidencing my ownership of the Common Stock being purchased by Subscriber.

      4. Investment Representations. To induce the Company to sell its Common Stock to Subscriber, and with the understanding that it is relying on the following representations and warranties, Subscriber hereby makes the following representations and warranties to the Company:

            a. Resident. Subscriber is a resident of New York.

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            b. Common Stock Not Registered Under Securities Laws. Subscriber
understands that the offer is being made pursuant to an exemption from registration with the SEC under the Securities Act, for limited and non-public offerings, and pursuant to similar exemptions under certain state securities laws. Consequently, the offering materials from the Company and terms of the offer have not been subject to review or comment by the SEC, the securities administrator of any state, or any other regulatory authority.

            c. Common Stock Acquired for Own Account. Subscriber is acquiring the Company's Common Stock for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same.

            d. Restrictions on Transfer of Common Stock. Subscriber will not make any resales or other dispositions of the Common Stock by means of any "general solicitation" or "general advertisement." Subscriber understands that it will not be able to transfer or make any other disposition of the Common Stock unless such transfer or disposition is registered or qualified under all applicable federal or state securities laws, or unless the Subscriber has first delivered to the Company written opinion of qualified counsel, satisfactory to the Company, that such registration or qualification is not required. Subscriber understands that the certificate representing the Subscriber's Common Stock will bear a legend evidencing the restrictions on transfer described herein.

            e. Access to Information. Subscriber has carefully reviewed the information available to the Subscriber about the Company. Any and all additional information requested by Subscriber has been made available to Subscriber by the Company, and Subscriber has had an opportunity to question and receive satisfactory answers from the officers of the Company in connection with Subscriber's proposed purchase of Common Stock.

            f. Experience: Ability to Risk Loss. Subscriber has such knowledge and experience in financial and business matters that Subscriber is capable of evaluating the merits and risks of this investment. Subscriber understands that an investment in the Common Stock involves high risk. Subscriber is capable of bearing all of the economic risks and burdens of this investment, including the possible loss of all capital contributed by Subscriber. Subscriber has no need for liquidity in this investment. Subscriber has carefully reviewed the disclosures concerning the Company and has made detailed inquiries concerning the Company, its business and its personnel; the officers of the Company have made available to Subscriber any and all written information that Subscriber has requested and has answered to Subscriber's satisfaction all inquiries made by Subscriber; and Subscriber has adequate net worth and means of providing for Subscriber's current needs and contingencies to sustain a complete loss of Subscriber's investment in the Company; Subscriber's overall commitment to investments that are not readily marketable is not disproportionate to Subscriber's net worth and Subscriber's investment in the Common Stock will not cause such overall commitment to become excessive.

            g. Accredited Investor. Subscriber is an Accredited Investor within the definition set forth in Rule 501(a) of the Securities Act, substantially as follows (check any and all that apply as to why subscriber is an Accredited Investor):


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      a.Accredited investor. "Accredited investor" shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

_______ (1) Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefits of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

_______ (2) Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

_______ (3) Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

_______ (4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

_______ (5) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

_______ (6) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

_______ (7) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Securities Act; and


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

___X___ (8) Any entity in which all of the equity investors are accredited investors.

      (Rule 501(a) of the Securities Act)

            h. No Assurances. The Company has not made any representation or other assurance to Subscriber concerning the percentage of profit or the amount or type of consideration, profit or loss (including tax deductions), if any, to be realized by Subscriber as a result of an investment in the Common Stock.

            i. Capacity and Authority to Contract. The signatory hereto has full power and authority to execute, deliver and perform this Subscription Agreement. All corporate or other action necessary to authorize the execution, delivery and performance of this Subscription Agreement by the signatory hereto has been taken. This Subscription Agreement has been duly executed on behalf of the signatory hereto. Subscriber has full power and authority to enter into and to perform this Subscription Agreement in accordance with its terms. Any Subscriber that is a partnership or a corporation, represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

            j. Offshore Sales. If Subscriber is purchasing the Common Stock pursuant to Regulation S of the United States Securities and Exchange Commission for securities that are offered and sold outside the United States, Subscriber acknowledges that the Common Stock may not be sold in the United States, its territories or possessions, or to United States residents or to a United States person within the meaning of Regulation S (a "U.S. Person") until the expiration of a one-year period commencing on the date of the closing of the purchase of the Common Stock acquired pursuant to this Subscription Agreement or such other restricted period as shall be required pursuant to Regulation S as it may be in effect from time to time and, thereafter, only if the Common Stock are registered under the Act or an exemption from the registration requirements under the Act is available. Subscriber represents and warrants that it is not a resident of the United States nor otherwise deemed to be a U.S. Person.

      5. Market Standoff. Following the effective date of a registration statement of the Company filed under the Securities Act, for the duration specified by and to the extent requested by the Company and an underwriter of the Company's equity securities, but in no event for a period to exceed 180 days, Subscriber shall not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, or otherwise transfer or dispose of (other than to a donee who agrees to be similarly bound) the Common Stock purchased by Subscriber at any time during such period except Common Stock (or other securities) included in such registration, provided however, that:

            (a) such agreement shall be applicable only to the first such registration statement of the Company that covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

            (b) all officers and directors of the Company and all persons with registration rights with respect to the Company's capital stock enter into similar agreements. This Subscription Agreement may be amended or assigned only in compliance with applicable securities laws.


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

      6. Registration Rights. Subscriber shall have unlimited piggyback rights to register its shares of Common Stock received under the terms of this Subscription Agreement when the Company is filing a registration statement other than on Form S-4 or Form S-8. The Company shall pay the expenses of such piggyback registrations other than underwriting discounts and commissions relating to the shares registered under the terms of this Section.

      7. Representations and Warranties of the Company. The Company hereby acknowledges, represents, warrants, and agrees, as of the date of acceptance of this Subscription Agreement, as follows:

            (a) Organization and Corporate Power The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Company's ability to perform in any material respect on a timely basis its obligations under the this Subscription Agreement. The Company has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company is not in default under or in violation of any provision of its charter or bylaws.

            (b) Capitalization. All issued and outstanding shares of the Company stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in current SEC filings there are no outstanding or authorized subscriptions, options, warrants, plans or other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or other securities of the Company, and there are no dividends which have accrued or been declared but are unpaid on the capital stock of the Company. Except as set forth in current SEC filings, there are no outstanding or authorized stock appreciations, phantom stock or similar rights with respect to the Company. After giving effect to the transactions contemplated hereby, other than as set forth in current SEC filings, there are (A) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company's capital stock, (B) no rights to have the Company's capital stock registered for sale to the public in connection with the laws of any jurisdiction and (C) no documents, instruments or agreements relating to the voting of the Company's voting securities or restrictions on the transfer of the Company's capital stock.

            (c) Authorization. The Company has the corporate power and authority to execute and deliver this and to perform its obligations hereunder. The execution and delivery of this Subscription Agreement, the performance by the Company of this Subscription Agreement and the consummation by the Company of the transactions contemplated hereby, the sale and delivery of the Common Stock under this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Company. This Subscription Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefore may be brought.


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      8. Miscellaneous. This Subscription Agreement may not be amended or assigned without the written agreement of both parties and compliance with applicable securities laws. This Subscription Agreement is governed by the laws of the State of Delaware.

      9. Wire Instructions. Any wires of funds to the Company should be made as follows:

Bank:           New Windsor State Bank, New Windsor, Maryland 21776
ABA Number:     055002998
Account Name:   NetWorth Technologies
Account Number: 2000016754

Name in which the Stock Certificate is to be Issued:

EGATNIV LLC
----------------------------------------------------

EXECUTED this 16th day of July, 2007

Documents Required to be Enclosed
With this Subscription Agreement:

      - Check or evidence of wire transfer for full subscription amount

SIGNED: ______________________________________________

Name: _______________________________
                    [Print]

Date:________________________________

PLEASE FORWARD A COPY OF THE EXECUTED SUBSCRIPTION AGREEMENT TO STI VIA FAX NO. 1-301-387-0060 AND 1-301-334-8141. THANK YOU.

ACCEPTED:

SOLUTION TECHNOLOGY INTERNATIONAL, INC.

By: __________________________________
    Dan Jonson, President


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